EXHIBIT 99.1

For immediate release	For More Information: J. Bruce Hildebrand, Executive Vice President 325.627.7155
FIRST FINANCIAL BANKSHARES ANNOUNCES
SECOND QUARTER EARNINGS RESULTS
ABILENE, Texas, July 21, 2011 — First Financial Bankshares, Inc. (NASDAQ: FFIN) today reported earnings for the second quarter of 2011 of $16.52 million, up 16.4 percent compared with earnings of $14.20 million in the same quarter last year. Basic earnings per share were $0.53 for the second quarter of 2011 compared with $0.45 in the same quarter a year ago.
Net interest income for the second quarter of 2011 increased 14.1 percent to $38.2 million compared with $33.5 million in 2010, primarily due to a 14.3 percent increase in interest-earning assets of which $292.7 million of the increase was internally generated and $149.1 million resulted from the acquisition in November 2010 of The First State Bank in Huntsville, Texas, which now operates under the First Financial Bank name. The net interest margin, on a taxable equivalent basis, was 4.69 percent, unchanged from the same quarter a year ago and down slightly from 4.72 percent in the first quarter of this year.
The provision for loan losses was $1.92 million in the second quarter of 2011, compared with $2.97 million in the same quarter last year and $2.13 million in the first quarter of this year. Nonperforming assets as a percentage of loans and foreclosed assets totaled 1.58 percent at June 30, 2011, compared with 1.44 percent at March 31, 2011, and 1.48 percent at June 30, 2010. The larger provision for loan losses in the second quarter of 2010 resulted primarily from a $1.9 million charge-off from one commercial customer, as previously disclosed.
Noninterest income in the second quarter of 2011 was $11.89 million compared with $12.57 million in the same quarter a year earlier. Trust fees increased to $3.21 million in the second quarter of 2011 compared with $2.67 million in the same quarter last year. Service charges on deposit accounts decreased to $4.52 million during the second quarter of 2011 compared with $5.29 million for the same quarter a year ago, due primarily to decreased customer use of overdraft services. ATM and credit card fees increased to $3.42 million from $2.83 million in the second quarter last year. Losses from the sale and write-down of foreclosed assets totaled $1.1 million for the second quarter of 2011, of which $1.0 million relates to the further write-down of foreclosed real estate for the commercial customer that the Company suffered the large charge-off in the second quarter of 2010.
Noninterest expense increased in the second quarter of 2011 to $25.89 million from $23.95 million in the same quarter last year. The increase of 2011 over 2010 was primarily from additional expenses related to the Huntsville acquisition. The Company’s efficiency ratio in the second quarter of 2011 was 48.65 percent compared with 49.21 percent in the same quarter last year.
For the first half of 2011, net income increased 17.6 percent to $32.82 million from $27.92 million a year ago. Basic earnings per share rose to $1.04 in the first half of 2011 from $0.89 in the same period last year. Net interest income increased 14.2 percent to $75.50 million in the first half of 2011 from $66.10 million a year ago. The provision for loan losses totaled $4.05 million compared with $4.98 million in the first half of the previous year. Noninterest income was $24.74 million in the first half of 2011 compared with $23.68 million a year ago. Noninterest expense rose to $52.05 million in the first half of 2011 compared with $47.29 million last year.
As of June 30, 2011, consolidated assets for the Company totaled $3.84 billion compared with $3.34 billion a year ago. Loans totaled $1.72 billion at quarter end compared with loans of $1.52 billion a year ago. Total deposits were $3.12 billion as of June 30, 2011, compared with $2.71 billion a year earlier. Shareholders’ equity rose to $477.71 million as of June 30, 2011, compared with $431.00 million the prior year.
“We continued to make progress on our financial and strategic goals in the second quarter and to maintain positive momentum despite the continued challenges of a flat national economy and increased federal regulations,” said F. Scott Dueser, Chairman, President and CEO. “In the second half of the year, we will continue to pursue opportunities for acquisitions and for internal growth in loans, trust services, treasury management and other key aspects of our business, while remaining vigilant over expenses and loan quality.”
On April 26, 2011, the Company’s Board of Directors declared a three-for-two stock split in the form of a 50 percent stock dividend which was effective June 1, 2011. All share and per share amounts in this earnings release have been restated to reflect this stock split.
About First Financial Bankshares
Headquartered in Abilene, Texas, First Financial Bankshares is a financial holding company that operates 11 separately chartered banks with 52 locations in Texas. The bank subsidiaries are First Financial Bank, N.A., Abilene, Albany, Clyde, Moran and Odessa; First Financial Bank, N.A., Eastland, Ranger and Rising Star; First Financial Bank, N.A., Cleburne, Burleson, Alvarado, Midlothian and Crowley; First Financial Bank, Hereford; First Financial Bank, Huntsville; First Financial Bank, N.A., Mineral Wells; First Financial Bank, N.A., San Angelo; First Financial Bank, N.A., Southlake, Bridgeport, Boyd, Decatur, Keller and Trophy Club; First Financial Bank, N.A., Stephenville, Granbury, Glen Rose and Acton; First Financial Bank, N.A., Sweetwater, Roby, Trent and Merkel; and First Financial Bank, N.A., Weatherford, Willow Park, Aledo, Brock and Fort Worth. The Company also operates First Financial Trust & Asset Management Company, N.A., with seven locations and First Technology Services, Inc., a technology operating company.

The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial Bankshares, please visit our website at http://www.ffin.com.

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Certain statements contained herein may be considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the Company’s management, as well as assumptions made beyond information currently available to the Company’s management, and may be, but not necessarily are, identified by such words as “expect”, “plan”, “anticipate”, “target”, “forecast” and “goal”. Because such “forward-looking statements” are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include competition from other financial institutions and financial holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. Other key risks are described in the Company’s reports filed with the Securities and Exchange Commission, which may be obtained under “Investor Relations-Documents/Filings” on the Company’s Web site or by writing or calling the Company at 325.627.7155. Except as otherwise stated in this news announcement, the Company does not undertake any obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise.

FIRST FINANCIAL BANKSHARES, INC.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except share and per share data)

	June 30,
	2011	2010
ASSETS:
Cash and due from banks	$106,500	$100,460
Interest-bearing deposits in banks	193,088	139,521
Fed funds sold	3,195	225
Investment securities	1,646,655	1,413,555
Loans	1,719,415	1,519,672
Allowance for loan losses	(33,406)	(28,954)

Net loans	1,686,009	1,490,718
Premises and equipment	72,550	66,888
Goodwill	71,864	62,112
Other intangible assets	443	728
Other assets	60,711	61,388

Total assets	$3,841,015	$3,335,595

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Noninterest-bearing deposits	$989,271	$782,166
Interest-bearing deposits	2,130,170	1,924,062

Total deposits	3,119,441	2,706,228
Short-term borrowings	192,364	159,480
Other liabilities	51,505	38,889
Shareholders’ equity	477,705	430,998

Total liabilities and shareholders’ equity	$3,841,015	$3,335,595

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

			Quarter Ended

	2011		2010
	June 30,	Mar. 31,	Dec. 31,		Sept. 30,	June 30,
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$32,501	$31,106		$30,013	$28,954	$28,750
Loans charged off	(1,396)	(1,010)		(1,240)	(1,178)	(2,970)
Loan recoveries	377	278		341	249	201

Net charge-offs	(1,019)	(732)		(899)	(929)	(2,769)
Provision for loan losses	1,924	2,127		1,992	1,988	2,973

Balance at end of period	$33,406	$32,501		$31,106	$30,013	$28,954

Allowance for loan losses / period-end loans	1.94%	1.93%		1.84%	1.95%	1.91%
Allowance for loan losses / nonperforming loans	179.6	210.6		176.3	211.7	203.3
Net charge-offs / average loans (annualized)	0.24	0.18		0.22	0.24	0.73

NONPERFORMING ASSETS
Nonaccrual loans	$18,599	$15,411		$15,445	$14,110	$14,240
Accruing loans 90 days past due	6	23		2,196	69	1

Total nonperforming loans	18,605	15,434		17,641	14,179	14,241
Foreclosed assets	8,778	8,872		8,309	8,217	8,306

Total nonperforming assets	$27,383	$24,306		$25,950	$22,396	$22,547

As a % of loans and foreclosed assets	1.58%	1.44%		1.53%	1.45%	1.48%
As a % of end of period total assets	0.71	0.63		0.69	0.65	0.68

CAPITAL RATIOS
Tier 1 Risk-based	17.97%	17.60%		17.01%	18.19%	18.22%
Total Risk-based	19.22	18.86		18.26	19.45	19.48
Tier 1 Leverage	10.22	10.03		10.28	10.89	10.63
Equity to assets	12.44	11.92		11.70	13.08	12.92

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
NONINTEREST INCOME
Gain on securities transactions, net	42	72	261	72
Trust fees	3,211	2,672	6,254	5,198
Service charges on deposits	4,520	5,293	8,894	10,152
Real estate mortgage fees	941	857	1,874	1,417
Net gain (loss) on sale of foreclosed assets	(1,111)	59	(1,174)	70
ATM, interchange and credit card fees	3,415	2,830	6,491	5,341
Other noninterest income	876	787	2,136	1,430

Total Noninterest Income	$11,894	$12,570	$24,736	$23,680

NONINTEREST EXPENSE
Salaries and employee benefits, excluding profit sharing	$12,916	$11,762	$26,027	$23,679
Profit sharing expense	1,092	1,079	2,216	1,819
Net occupancy expense	1,685	1,561	3,332	3,139
Equipment expense	1,951	1,853	3,822	3,690
Printing, stationery and supplies	489	428	916	857
ATM and credit card expenses	1,183	866	2,330	1,750
Audit fees	276	220	549	497
Legal, tax and professional fees	1,077	874	2,328	1,755
FDIC Insurance premiums	597	990	1,568	1,978
Correspondent bank service charges	208	181	408	372
Advertising and public relations	870	785	1,678	1,485
Amortization of intangible assets	105	153	216	312
Other noninterest expense	3,439	3,199	6,658	5,956

Total Noninterest Expense	$25,888	$23,951	$52,048	$47,289

TAX EQUIVALENT YIELD ADJUSTMENT	$3,145	$2,642	$6,294	$5,233

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

		Three Months Ended
		June 30, 2011
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate
Interest-earning assets:
Fed funds sold	$5,844	$—	—%
Interest-bearing deposits in nonaffiliated banks	174,540	318	0.73%
Taxable securities	1,098,432	9,831	3.58%
Tax exempt securities	552,635	8,309	6.01%
Loans	1,699,004	24,928	5.88%

Total interest-earning assets	3,530,455	43,386	4.93%
Noninterest-earning assets	269,341

Total assets	$3,799,796

Interest-bearing liabilities:
Deposits	$2,150,790	$2,014	0.38%
Fed funds purchased and other short term borrowings	192,154	51	0.11%

Total interest-bearing liabilities	2,342,944	2,065	0.35%

Noninterest-bearing liabilities	993,189
Shareholders’ equity	463,663

Total liabilities and shareholders’ equity	$3,799,796

Net interest income and margin (tax equivalent)		$41,321	4.69%

		Six Months Ended
		June 30, 2011
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate
Interest-earning assets:
Fed funds sold	$5,270	$1	0.02%
Interest-bearing deposits in nonaffiliated banks	187,571	684	0.74%
Taxable securities	1,074,587	19,424	3.62%
Tax exempt securities	547,815	16,636	6.07%
Loans	1,688,156	49,517	5.92%

Total interest-earning assets	3,503,399	86,262	4.97%
Noninterest-earning assets	273,996

Total assets	$3,777,395

Interest-bearing liabilities:
Deposits	$2,159,892	$4,364	0.41%
Fed funds purchased and other short term borrowings	191,065	102	0.11%

Total interest-bearing liabilities	2,350,957	4,466	0.38%

Noninterest-bearing liabilities	972,199
Shareholders’ equity	454,239

Total liabilities and shareholders’ equity	$3,777,395

Net interest income and margin (tax equivalent)		$81,796	4.71%